Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Results for

Fourth Quarter and Full Year Ended December 31, 2014

MORGAN HILL, Calif., March 31, 2015 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the fourth quarter and full year ended December 31, 2014.

Net sales for the 2014 fourth quarter increased by 12.3 percent to $22.3 million, compared to net sales of $19.9 million in the 2013 fourth quarter. That sales increase was primarily a result of continuing improvement in market conditions in the RV industry, highlighted by increased shipments of RVs, growing acceptance of our marketing programs and branded products, and increased sales to specialty retailers. For the year ended December 31, 2014, net sales increased by 4.3 percent to $118.8 million, up from $113.9 million in 2013, notwithstanding the effect on the adverse effect on sales during the first half of 2014 of unusually cold spring and summer weather in the Midwest, Northeast and Southeast of the United States and throughout most of Canada negatively impacted overall.

Coast incurred a net loss of $1.2 million, or $0.23 per diluted share, for the fourth quarter of 2014, compared to a net loss of $1.3 million, or $0.27 per diluted share, for the fourth quarter of 2013. For the full year ended December 31, 2014, the Company recorded a net loss of $523,000, or $0.11 per diluted share, compared to a net loss of $637,000, or $0.14 per diluted share, for 2013. The modest reduction in net loss was primarily a result of increased sales and gross margin, partially offset by increased selling, general and administrative (SG&A) expenses.

Gross profit in the 2014 fourth quarter increased to $3.3 million, up from $2.7 million in the same quarter of 2013. In the year ended December 31, 2014, gross profit increased by $971,000 to $21.1 million, from $20.1 million in the year ended December 31, 2013. These increases were primarily attributable to the increases in net sales in the fourth quarter and in the year ended December 31, 2014. Gross margin increased to 14.9 percent of net sales in the fourth quarter of 2014, up from 13.6 percent in the same quarter of 2013. On the other hand, gross margin in the year ended December 31, 2014, was essentially unchanged at 17.8 percent, compared to 17.7 percent in 2013, due primarily to the impact of severance costs incurred in connection with the consolidation, in the second quarter of 2014, of an import and quality control facility we had operated in Taiwan into our mainland China-based operating unit for increased efficiency.

SG&A expenses increased by approximately 9 percent to $4.9 million in the fourth quarter of 2014, compared to $4.5 million in the same quarter of 2013. For the full year ended December 31, 2014, SG&A expenses increased by $954,000, or 4.8 percent, compared to 2013. These increases were due primarily to an increase in sales commissions as a result of improved sales, the hiring of additional sales personnel needed to grow the Company’s sales and an increase in professional fees and marketing costs.

On the balance sheet, accounts receivable increased by approximately $779,000 to $10.8 million, at December 31, 2014, as compared to $10.1 million at December 31, 2013, due primarily to the increase in sales during this year’s fourth quarter. The Company increased its inventories at December 31, 2014, to $32.2 million in anticipation of increased customer demand expected as a result of improving trends in and consolidation within the RV market. By comparison, inventories at December 31, 2013, totaled $27.5 million.

The Coast Distribution System, Inc.

March 31, 2015

“We are pleased with the positive sales momentum during the fourth quarter, and that momentum has continued through the first quarter of 2015,” said Coast’s Chief Executive Officer Jim Musbach. “We achieved the fourth quarter increase in sales despite the West Coast port strike which tied up our products for several weeks, increasing our costs and slowing our sales progress.”

“Looking ahead, the Recreational Vehicle Industry Association (RVIA) has recently forecast that it expects 2015 shipments for towables and motorized RVs to be approximately 315,200 and 46,200 units, respectively, which is 0.8 percent and 5.1 percent higher, respectively, than in 2014 and, combined, would represent the highest number of shipments in any year since record levels were achieved in 2006. According to the RIVA, these projections are based on a number of factors, including rising consumer confidence, improved credit availability and prospects for continued gains in job and disposable income. Additionally, favorable demographic trends support a positive longer-term outlook for the RV business, as more people reach the age group that historically accounts for the majority of RV sales.”

“We believe that the factors on which RVIA based its forecast of increased RV shipments in 2015, such as improving economic conditions and increases in consumer confidence and disposable income, will lead to increases in purchases and in the usage of RVs by consumers which, in turn, usually result in increases in their purchases of the products we sell,” added Mr. Musbach. “For that reason, we also believe that our sales will increase and our gross margins will improve in 2015.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 14,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently-owned RV dealers, supply stores and service centers. Coast is a publicly-traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or future financial performance, or financial trends in our business or markets constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, those statements are necessarily based on current information available to us. Therefore, the expectations, beliefs or predictions expressed in those statements may ultimately prove to have been incorrect due to the occurrence of currently unexpected future events or circumstances or as a result of a number of risks and uncertainties to which our business is subject. As a result, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include events or circumstances that can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell, such as, but not limited to, possible declines in the discretionary income of or the loss of confidence regarding economic conditions among consumers; a tightening in the availability of or increases in the cost of consumer credit; increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because the recession (i) led to the closure or bankruptcies of a large number of RV dealers, reducing the number of aftermarket customers who purchase RV parts, accessories and supplies; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in

The Coast Distribution System, Inc.

March 31, 2015

longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; industry consolidations and further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

A more detailed discussion of the risks and uncertainties to which our business and operations are subject, is contained in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we will be filing later today with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results.

Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2014 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Renee Ketels

Lambert, Edwards & Associates

616-233-0500 /rketels@lambert-edwards.com

The Coast Distribution System, Inc.

March 31, 2015

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$22,326	$19,875	$118,799	$113,938
Cost of sales, including distribution costs	19,008	17,172	97,686	93,796

Gross profit	3,318	2,703	21,113	20,142
Selling, general and administrative expenses	4,946	4,508	21,034	20,080

Operating (loss) income	(1,628)	(1,805)	79	62
Other (income) expense
Interest	110	90	578	567
Other	(71)	(35)	(24)	(11)

	39	55	554	556

Loss before income taxes	(1,667)	(1,860)	(475)	(494)
Income tax provision (benefit)	(513)	(578)	48	143

Net loss	$(1,154)	$(1,282)	$(523)	$(637)

Basic loss per share	$(0.23)	$(0.27)	$(0.11)	$(0.14)

Diluted loss per share	$(0.23)	$(0.27)	$(0.11)	$(0.14)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$447	$2,140
Accounts receivable, net	10,849	10,070
Inventories	32,151	27,532
Other current assets	2,148	2,307

Total Current Assets	45,595	42,049
Property and equipment, net	1,126	1,248
Other assets	3,046	2,947

Total Assets	$49,767	$46,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$6,795	$5,196
Accrued liabilities	4,146	3,709

Total Current Liabilities	10,941	8,905
Line of credit	11,681	9,299
Total Stockholders’ Equity	27,145	28,040

Total Liabilities and Stockholders’ Equity	$49,767	$46,244